UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2008

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 30, 2008, the Leadership and Compensation Committee (the "Compensation Committee") of the Board of Directors of EarthLink, Inc. (the "Company") approved amendments to the Employment Agreement, dated June 25, 2007, between the Company and Rolla P. Huff, the Company's President and Chief Executive Officer, and the Employment Agreement, dated August 27, 2007, between the Company and Joseph M. Wetzel, the Company's Chief Operating Officer, in order to provide that, subject to the provisions of Section 409A of the Internal Revenue Code, payments required to be made upon termination of the Employment Agreements would be made in a lump sum instead of installments. These amendments would result in Messrs. Huff and Wetzel being treated more consistently with the Company's other executive officers with respect to the timing of making payments upon termination of employment. Additionally, the Compensation Committee approved an amendment to the Employment Agreement with Mr. Huff to provide generally that the Company's no longer being a reporting company with the Securities and Exchange Commission as a result of a "Non-Public Change in Control Event" (as defined in the Employment Agreement) would be deemed to result in a significant diminution of his position, authority, duties or responsibilities with respect to his ability to terminate his employment for "good reason."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: December 30, 2008	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer